Report of Ernst & Young LLP, Independent Auditors

Board of Trustees of
The Munder Funds Trust

In planning and performing our audits of the financial statements of The Munder Funds Trust (comprising, respectively, the Munder Balanced Fund, Munder Equity Income Fund, Munder Index 500 Fund, Munder International Equity Fund, Munder Small Company Growth Fund, Munder Bond Fund, Munder Intermediate Bond Fund, Munder U.S. Government Income Fund, Munder Michigan Tax-Free Bond Fund, Munder Tax-Free Bond Fund, Munder Tax-Free Short-Intermediate Bond Fund, Munder Cash Investment Fund, Munder Tax-Free Money Market Fund, and Munder U.S. Treasury Money Market Fund) for the year ended June 30, 2001, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of The Munder Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation, that we consider to be material weaknesses as defined above as of June 30, 2001.

This report is intended solely for the information and use of the board of trustees and management of The Munder Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Boston, Massachusetts
August 15, 2001